UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Sprouts Farmers Market, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for

2016 Annual Meeting of Stockholders

March 21, 2016

Dear Fellow Sprouts Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Sprouts Farmers Market, Inc., which will be held at the Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, on Tuesday, May 3, 2016 at 8:00 a.m., local time.

At the Annual Meeting, we will ask you to elect two members of our board of directors; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2015 (commonly referred to as “say-on-pay”); and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year.

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.

On behalf of our board of directors, I would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Amin Maredia

Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Tuesday, May 3, 2016 at 8:00 a.m. local time.

Place:	Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Items of Business:	(1)	To elect two Class III directors to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2015 (“say-on-pay”);

(3)	To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending January 1, 2017; and

(4)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 7, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about March 21, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 3, 2016.

This proxy statement and our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 3, 2016, are available at www.proxyvote.com and at investors.sprouts.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Tuesday, May 3, 2016
Time:	8:00 a.m., local time
Location:	Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054
Record Date:	March 7, 2016
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Shon A. Boney	For	16
Amin N. Maredia	For	16
Advisory vote on the compensation paid to our named executive officers for fiscal 2015	For	47
Ratification of our independent registered public accounting firm	For	49

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 2, 2016. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker, or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement and the enclosed form of proxy are solicited on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2016 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at the Sprouts Farmers Market Store Support Office, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, on Tuesday, May 3, 2016 at 8:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2015 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2015 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about March 21, 2016 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on the record date of March 7, 2016 are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 150,564,816 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of affirmative votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2015 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the two Class III director nominees;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date, and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote in person. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the two nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2015, (3) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (referred to as “Proposal 1”) and the say-on-pay proposal (referred to as “Proposal 2”) are matters considered non-routine under applicable rules. A broker, bank, or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017 (referred to as “Proposal 3”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 or Proposal 3. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone, or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation, estimated to be approximately $56,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not currently intend to engage any third-party proxy solicitor.

Householding

We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or reside at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on March 7, 2016, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Sprouts stock on the record date. This can be:

•	a brokerage statement or letter from a bank or broker indicating ownership on March 7, 2016;

•	the Notice of Internet Availability of Proxy Materials;

•	a printout of the proxy distribution email (if you received your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal proxy provided by your broker, bank, or other nominee.

Admission to the Annual Meeting will be on a first-come, first-served basis and will require proof of ownership described above. Stockholders and proxy holders must also present a government-issued form of photo identification, such as a driver’s license, and comply with customary security procedures. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures. The use of cameras or other recording devices will not be allowed at the Annual Meeting.

Availability of our Filings with the SEC

Our 2015 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2016 (referred to as the “Form 10-K”), as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Electing to Receive Proxy Materials for Future Annual Meetings Electronically

If you wish to join in Sprouts’ sustainability efforts, you can instruct us to deliver our proxy materials for future annual meetings of stockholders to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery on our investor relations website, investors.sprouts.com.

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31, with each fiscal quarter generally divided into three periods consisting of two four-week periods and one five-week period. Fiscal 2015 was a 53-week year. Our last three completed fiscal years ended on December 29, 2013, December 28, 2014 and January 3, 2016. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended December 29, 2013, December 28, 2014, January 3, 2016 and our fiscal year ending January 1, 2017 as “fiscal 2013,” “fiscal 2014,” “fiscal 2015” and “fiscal 2016,” respectively.

On July 29, 2013, Sprouts Farmers Markets, LLC, a Delaware limited liability company, converted into Sprouts Farmers Market, Inc., a Delaware corporation, pursuant to a statutory conversion (referred to as the “corporate conversion”). As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Markets, LLC prior to the corporate conversion and to Sprouts Farmers Market, Inc. after the corporate conversion and, in each case, where appropriate, its subsidiaries. In the corporate conversion, each unit of Sprouts Farmers Markets, LLC was converted into 11 shares of common stock of Sprouts Farmers Market, Inc., and each option to purchase units of Sprouts Farmers Markets, LLC was converted into an option to purchase 11 shares of common stock of Sprouts Farmers Market, Inc. For the convenience of the reader, except as the context otherwise requires, all information included in this proxy statement is presented giving effect to the corporate conversion.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are managed by our board of directors, which consists of seven members.

J. Douglas (“Doug”) Sanders Executive Chairman of the Board Age: 46 Director since: 2015 Executive Chairman since: 2015

Mr. Sanders was appointed as Executive Chairman of our board of directors in August 2015, and has served as a director since February 2015. Mr. Sanders served as our President and Chief Executive Officer from August 2012 until his appointment as Executive Chairman in August 2015. Mr. Sanders joined Sprouts upon its founding in 2002 and served in roles of increasing responsibility before assuming the role of Chief Executive Officer and President, including President from August 2011 to August 2012, President and Chief Operating Officer from 2005 to August 2011, Chief Administrative Officer from 2004 to 2005, and Vice President of Information Technology from June 2002 to 2004. Prior to joining Sprouts, Mr. Sanders held a number of key management and strategic positions in operations and technology within companies in the grocery industry or grocery consulting industry. Mr. Sanders attended the Stephen F. Austin State University. Mr. Sanders’ 30 years of experience in the grocery industry, including over 14 years of service to our company, his knowledge of our business and operations and his unique understanding of our culture, personnel, and strategies led to the conclusion that he should serve on our board.

Shon A. Boney Independent Director Age: 47 Director since: 2002 Committee: Nominating and Corporate Governance

Mr. Boney co-founded our company in 2002 and served as our Vice President and Chief Financial Officer from 2002 to 2005, as Chief Executive Officer from 2005 to August 2012, and Chairman from August 2012 until March 2013. Prior to founding our company, Mr. Boney served in various positions with Henry’s Farmers Market ranging from store management to buyer to Director of Information Technology from 1986 to 2001. Mr. Boney’s over 26 years of experience in the grocery industry, combined with his knowledge of our business, operations, strategy, and insights about our industry led to the conclusion that he should serve on our board.

Joseph Fortunato Independent Director Age: 63 Director since: 2013 Committees: Audit Nominating and Corporate Governance

Mr. Fortunato is a consultant and has served as the Executive Chairman of Comoto Holdings, Inc., the parent company of Cycle Gear Inc. and RevZilla Motorsports, the largest retailer of motorcycle parts and apparel in the United States, since January 2016. Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of GNC Holdings, Inc. (NYSE: GNC), a global specialty retailer of health and wellness products, from November 2005 to August 2014. From 1990 to November 2005, Mr. Fortunato served in various executive roles with General Nutrition Companies, Inc., including Senior Executive Vice President and Chief Operating Officer, Executive Vice President of Retail Operations and Store Development, Senior Vice President of Financial Operations, and Director of Financial Operations. Mr. Fortunato currently serves on the board of directors of Mattress Firm Holding Corp. (NASDAQGS: MFRM), a retailer of mattresses and bedding-related products. Mr. Fortunato earned his undergraduate degree in Finance at Duquesne University in 1975. Mr. Fortunato’s record as an executive of a successful nationwide retail company, years of financial and operational experience, and experience on the boards of directors of public companies led to the conclusion that he should serve on our board.

Terri Funk Graham Independent Director Age: 50 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson

Ms. Graham is a consultant and served on the board of directors of 1-800 Contacts, the largest U.S. online retailer of contact lenses, from July 2015 to January 2016. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Ms. Graham previously served on the board of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as Sr. Vice President and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants. Ms. Graham, who joined Jack in the Box Inc. in 1990, previously served as Vice President and Chief Marketing Officer from December 2004 to September 2007, Vice President of Marketing from May 2003 to December 2004, and Vice President of Brand Communications and Regional Marketing from July 2002 to May 2003. Ms. Graham’s over 26 years of branding and marketing experience in the retail and restaurant industries and public company board experience led to the conclusion that she should serve on our board.

Amin N. Maredia Director Age: 43 Director since: 2016

Mr. Maredia was appointed to our board of directors in February 2016 and has served as our Chief Executive Officer since August 2015. Prior to his promotion to Chief Executive Officer, Mr. Maredia served as our Chief Financial Officer from August 2011 to August 2015. Prior to joining Sprouts, Mr. Maredia served in key strategic and finance roles for Burger King Corporation, one of the world’s largest fast food retailers, including Vice President – North America and Latin America Finance from 2009 to 2010, Vice President – Strategic Planning and Treasurer from 2006 to 2009, and Assistant Controller from July 2005 to 2006. Prior to that, Mr. Maredia served as Assistant Treasurer and Assistant Controller for Dynegy, Inc. (NYSE: DYN), an energy producer and wholesaler, from 2002 to July 2005. Mr. Maredia began his career at PricewaterhouseCoopers in 1994, is a graduate of the Harvard Business School General Management Program and holds an undergraduate degree in accounting from the University of Houston. We believe Mr. Maredia’s extensive knowledge of all aspects of our business, finances, operations and strategies led to the conclusion that he should serve on our board.

Lawrence (“Chip”) P. Molloy Independent Director Age: 54 Director since: 2013 Committees: Audit, Chairperson Compensation

Mr. Molloy is the Chief Financial Officer of Under Armour, Inc. (NYSE: UA), a leading manufacturer and seller of performance footwear, apparel and equipment, having joined in January 2016. Mr. Molloy served as Senior Advisor to Roark Capital Group, a private equity firm, from October 2014 to December 2015. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc. (NASDAQGS: PETM), the largest specialty pet retailer, from June 2013 until April 2014, and had previously served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to joining PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc., a national consumer electronics retailer, from 2003 to 2007, where he served as Chief Financial Officer of Retail from 2006 to 2007, Vice President, Financial Planning and Analysis from 2004 to 2006, and the Director of Financial Planning and Analysis from 2003 to 2004. He served ten years in the U.S. Navy as a fighter pilot, later retiring from the Navy Reserve with a rank of Commander. Mr. Molloy’s perspective as a senior financial executive well versed in financial and accounting matters, as well as operational matters in the retail industry, led to the conclusion that he should serve on our board.

Steven H. Townsend Lead Independent Director Age: 62 Director since: 2013 Committees: Audit Compensation, Chairperson

Mr. Townsend has served as a Director of Velocity Brands, LLC since 2010 and ME Holding Corporation, parent company of Massage Envy, LLC, a leading provider of therapeutic massage and skincare services, since 2012. He previously served as consultant to United Natural Foods Inc. (NASDAQGS: UNFI), the largest publicly traded wholesale distributor of natural foods, from December 2005 until December 2006. He served as Chairman of UNFI from December 2003 to December 2005 and as its Chief Executive Officer from January 2003 to October 2005 and its President from April 2001 to October 2005. He previously served in other roles at UNFI, including as Chief Financial Officer and as Chief Operating Officer since joining in 1981 as Controller. Mr. Townsend holds an M.B.A. in MIS and a B.S. in Accounting, Summa Cum Laude from Bryant College. Mr. Townsend’s more than 31 years of senior management, financial, operational, information systems and human resources experience, including in the natural food industry, led to the conclusion that he should serve on our board.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent

Class I (term expires at 2017 annual meeting)	Terri Funk Graham J. Douglas Sanders Steven H. Townsend	Yes No Yes

Class II (term expires at 2018 annual meeting)	Joseph Fortunato Lawrence P. Molloy	Yes Yes

Class III (term expires at 2016 annual meeting)	Shon A. Boney Amin N. Maredia	Yes No

Our board of directors has determined that Mr. Fortunato, Ms. Graham, Mr. Molloy and Mr. Townsend each qualify as an “independent director,” as defined in the corporate governance rules of the NASDAQ Stock Market, and in fiscal 2015, our board reaffirmed this determination with respect to Mr. Fortunato, Ms. Graham, Mr. Molloy and Mr. Townsend and also determined that Mr. Boney and Mr. Andrew S. Jhawar (who served as a member of our board throughout 2015 until his resignation on February 23, 2016) qualified as “independent directors” under such rules. There are no family relationships among any of our directors, director nominees, or executive officers.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Sanders serving as our Executive Chairman of the Board and Mr. Maredia serving as our Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members, and other stakeholders. As Executive Chairman, Mr. Sanders, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Sanders serve as Executive Chairman of the Board, Mr. Maredia is better able to focus his attention on running our company.

In addition, the board believes that it obtains effective additional board leadership through the role of a Lead Independent Director and appointed Mr. Townsend to that position in February 2015. The Lead Independent Director presides over executive sessions of the independent members of the board, assists the

Executive Chairman with setting the board calendar and agenda for board meetings, serves as a liaison between the Executive Chairman and independent directors, consults with major stockholders, as appropriate, and performs such additional duties as our board may otherwise determine and delegate.

The Board’s Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit, compensation, and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Board Participation

Our board of directors held four formal meetings in fiscal 2015 and took action by written consent one time. During fiscal 2015, each of our directors attended at least 75% of the total number of meetings of our board of directors and of the committees on which they serve. We regularly schedule executive sessions during which the independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors attended our 2015 annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Lawrence P. Molloy, Chairperson, Joseph Fortunato, and Steven H. Townsend. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market and is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters.

Our audit committee formally met four times during fiscal 2015.

Compensation Committee

Our compensation committee consists of Steven H. Townsend, Chairperson, Terri Funk Graham, and Lawrence P. Molloy. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	reviewing, modifying, and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•	reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	evaluating, adopting, and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan (as defined below), other compensation plans, and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met four times during fiscal 2015.

Nominating and Corporate Governance Committee

For fiscal 2015, our nominating and corporate governance committee consisted of Terri Funk Graham, Chairperson, Joseph Fortunato, and Lawrence P. Molloy, and effective February 23, 2016, upon the recommendation of the committee, our board of directors appointed Shon A. Boney to the nominating and corporate governance committee to replace Mr. Molloy. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating, and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met two times during fiscal 2015 and took action by written consent one time.

Identifying and Evaluating Director Candidates

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the nominating and corporate governance committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender, and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors, and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, compensation, and nominating and corporate governance committees, our corporate governance guidelines, and the codes of conduct and ethics referenced above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Stockholder Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Executive Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Corporate Governance Committee recommended, and the board of directors nominated:

•	Shon A. Boney

•	Amin N. Maredia

as nominees for election as Class III members of our board of directors. Each nominee is presently a Class III director of our company and has consented to serve a three-year term if elected, concluding at the 2019 annual meeting of stockholders. Biographical information about each of our directors is contained in the section above. At the Annual Meeting, two directors will be elected to our board of directors.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Only directors that are considered “independent” under applicable SEC and NASDAQ rules received consideration for service on our board of directors, with the exception of Doug Sanders, as discussed below. In 2015, our independent directors received the following cash compensation: an annual retainer of $45,000, annual committee retainer fees of $10,000 per committee assignment, an annual retainer of $15,000 for the chairperson of our audit committee, annual retainers of $10,000 for the compensation and nominating committee chairpersons, and an annual $15,000 retainer for our lead independent director, all payable quarterly. We also pay for or reimburse directors for approved educational seminars and for travel expenses related to attending board and committee meetings.

In addition to the cash compensation discussed above, our independent directors also received annual equity compensation for 2015 of $60,000, comprised 50% in the form of restricted stock units (referred to as “RSUs”) vesting one-third on each anniversary of the grant date, and 50% in the form of time-based stock options vesting quarterly over three years. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing sales price as of the grant date. The number of options granted to each independent director was determined by dividing the grant date value by the Black-Scholes value per share of our common stock as of the grant date. The exercise price is equal to the closing price of our common stock on the grant date.

For fiscal 2016, the annual equity compensation given to independent directors will increase to $80,000, comprised of $50,000 in the form of RSUs vesting one-third on each anniversary of the grant date and $30,000 in the form of time-based stock options vesting one-third on each anniversary of the grant date.

Director Compensation Table

Only our independent directors receive compensation for serving on our board. The following table sets forth a summary of the compensation earned by our directors in fiscal 2015.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(2)	All Other Compensation	Total
Shon A. Boney(3)	-	$29,998	$31,866	-	$61,864
Joseph Fortunato	$65,000	$29,998	$29,512	-	$124,510
Terri Funk Graham	$75,000	$29,998	$29,512	-	$134,510
Andrew S. Jhawar(4)	$18,750	$29,998	$26,015	-	$74,763
Lawrence P. Molloy	$90,000	$29,998	$29,512	-	$149,510
Steven H. Townsend	$87,500	$29,998	$29,512	-	$147,010

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016. The grant date for Messrs. Fortunato, Molloy and Townsend and Ms. Graham was May 21, 2015; the grant dates for Messrs. Jhawar and Boney were August 11, 2015 and November 10, 2015, respectively, following our board’s determination that Messrs. Jhawar and Boney qualified as “independent directors” under the rules of the NASDAQ Stock Market.
(2)	The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 23 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016. The grant date for Messrs. Fortunato, Molloy and Townsend and Ms. Graham was May 21, 2015; the grant dates for Messrs. Jhawar and Boney were August 11, 2015 and November 10, 2015, respectively, following our board’s determination that Messrs. Jhawar and Boney qualified as “independent directors” under the rules of the NASDAQ Stock Market.
(3)	Mr. Boney will begin to receive his annual cash retainer in fiscal 2016.
(4)	Mr. Jhawar’s fees represent a pro-rated portion of the annual retainer following our board’s August 2015 determination that Mr. Jhawar qualified as an “independent director.” Mr. Jhawar resigned from our board of directors effective February 23, 2016.

Mr. Sanders’ compensation for his service as our President and Chief Executive Officer, and as Executive Chairman, during fiscal 2015 is set forth in “Executive Compensation” below.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a reasonable time to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least three times their annual cash retainer until he/she leaves the board.

The following table lists outstanding equity awards held by our directors as of January 3, 2016.

	Option Awards				Stock Awards
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
J. Douglas Sanders(3)	May 2 ,2011	640,979	$3.33	May 2, 2018	33,390(4)	$887,840
	August 23, 2012	206,249	$3.78	August 23, 2019	-	-
	August 23, 2012	68,750	$6.01	August 23, 2019	-	-
	March 4, 2014	78,799	$39.01	March 4, 2021	-	-
	March 11, 2015	89,171	$34.33	March 11, 2022	-	-
Shon A. Boney	May 2, 2011	324,290	$1.09	May 2, 2018	1,370	$36,428
	May 2, 2011	1,215,078	$3.33	May 2, 2018	-	-
	November 10, 2015	4,431	$23.26	November 10, 2022	-	-
Joseph Fortunato	July 31, 2013	2,778	$18.00	July 31, 2020	974	$25,899
	May 19, 2014	6,195	$28.50	May 19, 2021	-	-
	May 21, 2015	3,623	$30.30	May 21, 2022	-	-
Terri Funk Graham	July 31, 2013	2,778	$18.00	July 31, 2020	974	$25,899
	May 19, 2014	6,195	$28.50	May 19, 2021	-	-
	May 21, 2015	3,623	$30.30	May 21, 2022	-	-
Andrew S. Jhawar(5)	August 11, 2015	5,181	$20.98	August 11, 2022	1,240	$32,972
Lawrence P. Molloy	July 31, 2013	2,778	$18.00	July 31, 2020	974	$25,899
	May 19, 2014	6,195	$28.50	May 19, 2021	-	-
	May 21, 2015	3,623	$30.30	May 21, 2022	-	-
Steven H. Townsend	July 31, 2013	2,778	$18.00	July 31, 2020	974	$25,899
	May 19, 2014	6,195	$28.50	May 19, 2021	-	-
	May 21, 2015	3,623	$30.30	May 21, 2022	-	-

(1)	Stock awards represent RSUs that vest one-third on each anniversary of the grant date.
(2)	The market value of unvested RSUs is calculated by multiplying the number of unvested awards held by the applicable named director by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2015, December 31, 2015, which was $26.59 per share.
(3)	Mr. Sanders’ awards were granted in his capacity as an executive officer of our company prior to his transition to Executive Chairman of our board in August 2015. Mr. Sanders did not receive any additional equity awards for his service as a member of our board of directors during fiscal 2015.
(4)	Comprised of (i) 10,358 unvested RSUs that were granted on March 4, 2014 and vest in three equal installments on March 4, 2015, March 4, 2016 and March 4, 2017, assuming continued service (as a team member or director) through the applicable vesting date, and (ii) 23,032 unvested performance shares that were granted March 11, 2015 and vest in two equal installments on March 11, 2017 and March 11, 2018, assuming continued service (as a team member or director) through the applicable vesting date. Subsequent to fiscal 2015 year-end, the compensation committee determined that the conditions for such performance shares were met.
(5)	Mr. Jhawar resigned from our board of directors effective February 23, 2016.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 21, 2016:

Name	Age	Position
Amin N. Maredia	43	Chief Executive Officer
James L. Nielsen	44	President and Chief Operating Officer
Bradley S. Lukow	52	Chief Financial Officer and Treasurer
Shawn R. Gensch	46	Chief Marketing Officer
Brandon F. Lombardi	38	Chief Legal Officer and Corporate Secretary
Daniel J. Bruni	58	Chief Information Officer
Theodore E. Frumkin	54	Chief Development Officer

Amin N. Maredia’s biography is set forth under the heading “Our Board” above.

James L. Nielsen has served as our President and Chief Operating Officer since August 2015. Mr. Nielsen joined our company as Chief Operating Officer in April 2011. Prior to joining our company, Mr. Nielsen served as President of Henry’s Farmers Markets from 2007 through April 2011, and Vice President and General Manager of Henry’s Farmers Markets from 2006 to 2007. Prior to that, Mr. Nielsen served in various roles of increasing responsibility for Wild Oats Marketplace, including Director of Operations from December 2004 to February 2007, Director of Non-Perishables from February 2004 to December 2004, and Director of Merchandising from 2002 to February 2004. Mr. Nielsen began his career at Smith’s Food and Drug in 1986 and held various positions before leaving in 2002. Mr. Nielsen holds a B.S. in Business Administration from Weber State University.

Bradley S. Lukow has served as our Chief Financial Officer and Treasurer since March 1, 2016. Mr. Lukow most recently served as Chief Financial Officer of 99 Cents Only Stores, a deep-discount retailer, from January to June 2015, and Executive Vice President and Chief Financial Officer of Shoppers Drug Mart, Canada’s leading drug store retailer, from January 2009 to November 2014, where he oversaw finance, treasury and investor relations, in addition to the strategy and acquisitions, real estate development and information technology functions. Prior to assuming the role of Executive Vice President and Chief Financial Officer, Mr. Lukow served in various roles of increasing responsibility at Shoppers Drug Mart, including Senior Vice President of Finance from 2000 to 2008, Vice President of Retail Accounting from 1997 to 2000 and Director of Retail Accounting from 1994 to 1997. Mr. Lukow began his career with Ernst & Young in 1986, is a Chartered Professional Accountant and holds a B.A. in Honors Business Administration from the University of Western Ontario.

Shawn R. Gensch has served as our Chief Marketing Officer since June 2015. Prior to joining our company, Mr. Gensch co-founded and served as Chief Executive Officer of iAMroyalist Inc., a consumer loyalty group from June 2014 to May 2015. Previously, Mr. Gensch was Senior Vice President of Marketing at Target Corporation (NYSE: TGT), a role he held from January 2012 through December 2013, and in which he led, among other things, Target’s media strategy, public relations, social media, strategic partnerships, and experiential and lifestyle marketing efforts. Mr. Gensch served in previous marketing roles of increasing responsibility with Target from 2008 to January 2012. Prior to 2008, Mr. Gensch served as the initial President of Target Bank from 2003 to 2007, Vice President, Financial Product Design and Development at Target Financial Services from 2005 to 2008, and Director of New Business Development from 2003 to 2005. Prior to joining Target Corporation in 2003, Mr. Gensch worked in various roles in the structured finance, insurance, banking and related consulting industries, including work as Vice President and Assistant Treasurer of Green Tree Financial Corporation (Conseco Finance). Mr. Gensch has served on the Board of Directors of GWG Holdings, Inc. (NASDAQ: GWGH), a specialty finance company, since July 2014, Anser Innovation since January 2014 and Avenues for Homeless Youth since August 2014. Mr. Gensch holds a B.S. in Accounting from the University of Wisconsin-Eau Claire.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012. Prior to joining Sprouts, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, including food retail, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a Juris Doctor from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Daniel J. Bruni has served as our Chief Information Officer since February 2015. Prior to joining Sprouts, Mr. Bruni held the position of Vice President, I.T. at Dollar General Corporation (NYSE: DG), a discount retailer, from March 2012 to January 2015 and Senior Director of Information Technology at Dollar General Corporation from 2008 to March 2012. Prior to that, Mr. Bruni served as Senior Vice President and Chief Information Officer of Harris Teeter, Inc., a regional grocery chain, from 1997 to 2008. Prior to that, Mr. Bruni held I.T. leadership positions with Brothers Gourmet Coffees, Inc., Burger King Corporation and Dun & Bradstreet. Mr. Bruni holds an M.B.A. for I.T. Executives from Fairleigh Dickinson University and a B.S. in Computer Science from Indiana University of Pennsylvania.

Theodore E. Frumkin has served as our Chief Development Officer since February 2015, and previously served as our Senior Vice President – Business Development from December 2012 to February 2015. Prior to joining our company, Mr. Frumkin served as Vice President of Real Estate for Staples, Inc. (NASDAQGS: SPLS), from August 2005 to December 2012 and Director of Real Estate from April 2001 to August 2005. Before that, he was Vice President of Real Estate and Construction for Rubio’s Restaurants, Inc., a fast food retailer, from May 1999 to April 2001, and Director of Real Estate from May 1996 to May 1999; Director of Real Estate for Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, from December 1994 to May 1996; Real Estate Manager for Wal-Mart Stores, Inc. (NYSE: WMT), from 1992 to December 1994, and Real Estate Manager for Taco Bell, a fast food retailer, from 1986 to June 1991. Mr. Frumkin holds an M.B.A. in Finance from Florida International University, and a B.F.A. from Texas Christian University.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer and our three other most highly compensated executive officers, which we collectively refer to as our “named executive officers,” during fiscal 2015. Our named executive officers for fiscal 2015 were:

Name	Title
Amin N. Maredia(1)	Chief Executive Officer; Former Chief Financial Officer and Treasurer
James L. Nielsen(2)	President and Chief Operating Officer; Former Chief Operating Officer
Brandon F. Lombardi	Chief Legal Officer and Corporate Secretary
Theodore E. Frumkin	Chief Development Officer
Susannah S. Livingston(3)	Interim Chief Financial Officer and Treasurer; Vice President of Investor Relations and Treasury
J. Douglas Sanders(4)	Executive Chairman; Former President and Chief Executive Officer

(1)	Mr. Maredia transitioned from his role as Chief Financial Officer and Treasurer of our company to Chief Executive Officer on August 6, 2015. Mr. Maredia was appointed to our board of directors on February 23, 2016.
(2)	Mr. Nielsen was appointed as our President and Chief Operating Officer on August 6, 2015. Prior to that date, he served as our Chief Operating Officer.
(3)	Ms. Livingston was appointed as our Interim Chief Financial Officer and Treasurer on August 6, 2015 and remained in that capacity until March 1, 2016 when Bradley Lukow became our Chief Financial Officer and Treasurer.
(4)	Mr. Sanders was appointed to our board of directors in February 2015 and transitioned from his role as President and Chief Executive Officer to Executive Chairman of our board on August 6, 2015.

Section One – Overview and Executive Summary

Executive Changes in 2015

In August 2015, Doug Sanders was appointed Executive Chairman of our board of directors and, in connection with this appointment, Mr. Sanders stepped down from his role as Chief Executive Officer and President. In connection with Mr. Sanders’ appointment as Executive Chairman, we entered into an agreement with Mr. Sanders that provided for continued payment of his current base salary of $560,000 for the remainder of 2015, continued eligibility to vest in his previously granted equity awards and to receive his target annual bonus of 100% of base salary for fiscal 2015, and eligibility to receive certain payments in the event he no longer serves as Executive Chairman. See – “Employment Agreements.”

Effective upon Mr. Sanders’ transition from Chief Executive Officer and President to Executive Chairman in August 2015, our board of directors appointed Amin Maredia as Chief Executive Officer. Mr. Maredia previously served as our Chief Financial Officer. In connection with Mr. Maredia’s appointment as Chief Executive Officer, we entered into an amended and restated employment agreement with Mr. Maredia that provided for an increase in his annual base salary to $600,000, a target annual bonus of 100% of base salary, and the grant of options to purchase 1,200,000 shares of our common stock. The term of the agreement is three years, subject to one-year extension periods, and provides for severance payments in the event of termination or a change in control. See – “Employment Agreements.”

Also effective August 2015, our board of directors appointed James Nielsen as President and Chief Operating Officer. Mr. Nielsen previously served as our Chief Operating Officer. In connection with Mr. Nielsen’s appointment as President and Chief Operating Officer, we entered into an amendment to Mr. Nielsen’s employment agreement that provided for an increase in his annual base salary to $500,000, a target annual bonus of 70% of base salary, and the grant of options to purchase 500,000 shares of our common stock. See – “Employment Agreements.”

Effective upon Mr. Maredia’s appointment as Chief Executive Officer, Susannah Livingston was appointed to serve as our interim Chief Financial Officer and Treasurer, a position she held until March 1, 2016, when Bradley Lukow became Chief Financial Officer and Treasurer. Ms. Livingston serves as our Vice President of Investor Relations and Treasury. No compensation arrangements were made with Ms. Livingston in connection with her service as interim Chief Financial Officer and Treasurer.

Our compensation committee generally makes executive compensation determinations in February of each year. Ms. Livingston became our interim Chief Financial Officer in August 2015. As a result, the compensation committee did not determine her compensation for 2015 because she was not an executive officer at the time 2015 executive compensation decisions were made. All decisions with respect to her 2015 compensation were made by our then Chief Executive Officer, Mr. Sanders, in consultation with our then-Chief Financial Officer, Mr. Maredia.

Compensation Program Background and Philosophy

Our executive compensation program is administered by the compensation committee of our board of directors comprised entirely of independent directors. Our executive compensation program is intended to attract, motivate, and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies (our peer group discussed below along with other market survey data) and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the compensation committee takes into consideration the value of total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies. While the compensation committee does not target a specific percentile of comparable companies when making compensation decisions, the committee generally looks to position the value of TDC near the 50th percentile of comparable companies, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our compensation committee’s decisions on target compensation are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, and scope of responsibility.

At our 2015 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the 2014 compensation of our executive officers described in our 2015 proxy statement. Approximately 99% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, while approximately 1% were voted “Against.”

Our compensation committee took this approval into account as one of many factors it considered in connection with the discharge of its responsibilities. Our compensation committee continued to refine our executive compensation program for 2015 and 2016 as described further below, as a demonstration of its attention to corporate governance and its emphasis on the link between pay and performance.

2015 Fiscal Year Performance

Fiscal 2015 was a strong year for our company despite operating in a challenging environment. We accelerated our business and strength in the industry with our focused principles of health, selection, value, and customer engagement. We continued to execute on key business strategies that we believe will drive long-term growth and stockholder value creation. Some of our fiscal 2015 highlights include:

•	Opening 27 new stores, representing unit growth of 14%;

•	Net sales of $3.59 billion; a 21% increase from 2014;

•	Comparable store sales growth of 5.8% and two-year combined comparable store sales growth of 15.7%;

•	Net income increased to $129.0 million;

•	Diluted earnings per share of $0.83; and

•	Adjusted EBITDA[1] of $302.1 million; a 14% increase from 2014.

Executive Summary of Our Fiscal 2015 Executive Compensation Program and Actions Taken for 2016

For 2015, our pay mix consisted of base salary, annual performance-based cash bonuses based on our achievement of Plan EBITDA (as defined below) and comparable store sales performance goals, and time-vest equity incentives consisting of stock options and performance-based restricted stock (referred to as “performance shares”) based on our achievement of earnings per share performance goals. We have no guaranteed bonuses, no pension plans or other executive retirement plans except our 401(k) plan available to all team members, and limited executive perquisites consisting only of payment of health and life insurance premiums for certain of our named executive officers.

We believe that this mix of compensation, including the performance shares and annual performance-based cash bonus program tied to company financial and operational objectives, closely links executive officer compensation to performance. We did not meet the target level of performance for either of our Plan EBITDA or comparable store sales performance goals that were established for our cash incentive plan for fiscal 2015. Accordingly, the cash bonus awards paid to our executive officers under this plan for fiscal 2015 were less than the targeted amounts. See – “Performance-based Cash Bonus.”

In 2016, at-risk pay will continue to comprise a significant portion of our executive compensation, particularly for our most senior officers. Our compensation committee has determined to continue to emphasize our pay-for-performance philosophy by using Plan EBITDA and comparable store sales for our annual performance-based bonuses and adopting performance share awards that reward annual performance and three-year cumulative performance. See – “Committee Actions Taken for 2016.”

1 Adjusted EBITDA is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBITDA” as net income before interest expense, provision for income tax, and depreciation, amortization and accretion, excluding store closure and exit costs, gains and losses from disposal of assets, public offering expenses and the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance.

Section Two – Elements of our Compensation Program

The elements of our 2015 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving company goals.
Long-Term Incentive Compensation	Stock Options	Stock options are granted to provide incentive for long-term creation of stockholder value. Time-based stock options represented 50% of the annual long-term incentive grant value in fiscal 2015.
	Performance Shares	Performance shares are granted to provide incentive for long-term creation of stockholder value. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2015.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k).
Other	Perquisites	Limited perquisites are provided to certain executives in the form of company-paid health and life insurance premiums.

Base Salary

Base salary is a fixed portion of compensation that reflects the compensation committee’s (and the Chief Executive Officer’s in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role, and scope of responsibility.

Performance-based Cash Bonus

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our business strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ TDC targets the 50th percentile of comparable companies.

Our performance-based cash bonus plan is based upon (1) Adjusted EBITDA (as defined above), as adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBITDA”), and (2) comparable store sales growth. No incentive award is payable to executives unless a pre-established minimum of 95% of the Plan EBITDA goal is achieved.

The performance-based cash bonus plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBITDA is a primary indicator to our stockholders of overall business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.

Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.

At the beginning of 2015, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBITDA and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn an out performance bonus ranging up to 200% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”). The Target Bonus and Total Bonus Opportunity for our executive officers for 2015 were as follows:

Compensation Tier	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (CEO)	100%	200%
Tier II (COO and CFO)	70%	140%
Tier III (other named executive officers)	50%	100%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial target based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the compensation committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

Award payouts are determined each February following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual, or infrequently occurring events. We must achieve a minimum of 95% of the Plan EBITDA target for any payout to be earned under the performance-based cash bonus plan. The 2015 incentive award target goals and 2015 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rational for Measure	Target Goal	2015 Results	Bonus Percentage Achieved
Plan EBITDA (75%)	Reflects overall business health and is a measure of profitability that drives stockholder value	$314.0 million	$306.2 million	43.8%
Comparable Store Sales (25%)	Demonstrates strength in core business	7.0%	5.8%	0.0%

Equity Incentive Compensation

Each year we grant equity-based awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is competitive with the 50th percentile of comparable companies. In 2015, our compensation committee determined to grant to our executive officers time-vest stock options and performance shares. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares, aligning the interests of our named executive officers with our stockholders. In late 2015, the compensation committee further refined our performance share structure for 2016, as set forth in the table below.

Award	2015 Weighting	2016 Weighting	Vesting Terms and Other Conditions
Stock Options	50%	25%-50%

For 2016, our CEO, President and COO, and CFO received 50% stock options and 50% performance shares (described below). Our other executive officers received 50% performance shares, 25% stock options, and 25% RSUs.

The exercise price of the stock options equals the closing price on the date of grant. Options vest annually over three years and expire after seven years.

Performance Shares	50%	50%

Performance shares for 2015 were “earned” after a one-year performance period based on achievement of earnings per share targets. Such performance shares vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

Performance shares for 2016 reward annual performance as well as three-year cumulative performance, and are subject to our company achieving certain annual and cumulative Plan EBIT (as defined below) performance targets based on our long-term financial objectives. If annual targets are achieved, one-third of the award will be considered “earned.” If earned, such performance shares vest 100% on the third anniversary of the grant date.

The number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.

RSUs	-	0-25%

For 2016, except for our CEO, President and COO, and CFO, our executive officers received time-vest RSUs that vest one-third on each anniversary of the grant date.

The number of shares of our common stock subject to RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.

Benefits and Perquisites

We provide our named executive officers with benefits that our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend, or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•	Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan (referred to as the “401(k) Plan”) covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We contribute an amount up to 50% of the first 6% of the eligible compensation deferred by a participant.

•	Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.

•	Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted on our website at www.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our Chief Executive Officer.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

For purposes of establishing our 2015 compensation program, our compensation committee engaged Mercer, Inc. (referred to as “Mercer”) as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, and related compensation advice. During 2015, our management also engaged Mercer for the provision of employee benefits brokerage services for which we paid $9,800. These services were performed by different offices of Mercer and were unrelated to compensation services. In addition, our management engaged affiliates of Mercer to provide certain services, and in 2015, we paid these affiliates $240,000 for the provision of insurance brokerage services, $124,000 for the provision of loss prevention consulting services, $27,200 for the provision of actuarial services, and $64,000 for the use of its risk management information system.

The compensation committee’s independent compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2015, Mercer developed criteria used to identify peer and other comparable companies for executive compensation and performance comparisons, and reviewed and discussed with the committee various proposals presented to the committee by management. Mercer also provided updates on market trends and the regulatory environment as it related to executive compensation. Mercer representatives met informally with the chairperson of the committee and with certain members of our management team, and formally with our compensation committee during a telephonic meeting.

The compensation committee considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the Compensation Committee analyzed whether the work of Mercer as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Mercer; (ii) the amount of fees from our Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Mercer or the individual compensation advisors employed by Mercer.

In late 2015, the compensation committee determined to discontinue its engagement with Mercer, and to engage Hay Group as its new independent compensation consultant. The compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Hay Group was independent.

Management’s Role in Compensation Decisions

Members of our human resources, finance, and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. He works closely with the chairperson of the compensation committee in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2015 was gathered through compensation surveys conducted by Mercer. When making compensation decisions, the compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable companies (our peer group discussed below along with other market survey data). While the compensation committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the committee generally looks to position the value of TDC near the 50th percentile of comparable companies.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. The compensation committee approved the following criteria for our peer group in 2015: (i) companies within the grocery retail sector, including specialty and conventional retailers; (ii) companies in the natural and organic food distribution sector; (iii) companies considered high-growth retail companies; (iv) companies with revenue between $1.8 billion and $8.2 billion (approximately 0.5x to 2.3x our trailing 12 months revenue, which our compensation committee felt was appropriate given the limited number of publicly traded companies in the food retail industry), with the exception of Whole Foods Market, Inc., which had 2015 revenue of $15.4 billion but was determined by our compensation committee and its consultant to be a direct specialty grocery peer; and (v) companies with a market capitalization between $101 million and $6.9 billion (approximately 0.02x to 1.7x our market capitalization as of our 2015 fiscal year end), again with the exception of Whole Foods Market, Inc.

For 2015, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our compensation consultant.

The peer group of the 12 companies which, along with broader market survey data, were used for benchmarking purposes in fiscal 2015 is set forth below.

Company	Most Recent FYE Revenue (in millions)	Market Value as of Most Recent FYE (in millions)
Fresh Market, Inc.	$1,818	$1,101
GNC Holdings, Inc.	$2,628	$2,564
Ingles Markets, Inc.	$3,779	$615
Spartan Nash Co.	$7,847	$814
United Natural Foods, Inc.	$8,277	$1,981
hhgregg, Inc.	$2,079	$101
Weis Markets, Inc.	$2,856	$1,192
Whitewave Foods Co.	$3,750	$6,856
Roundy’s, Inc.	N/A	NA
Dick’s Sporting Goods, Inc.	$7,191	$3,184
Urban Outfitters, Inc.	$3,443	$2,669
Whole Foods Market, Inc.	$15,389	$11,432

75th Percentile	$7,191	$2,669
Median	$3,443	$1,192
25th Percentile	$2,079	$615

Sprouts Farmers Market	$3,593	$4,057

For 2016, Hay Group recommended refinements to our peer group to remove Urban Outfitters, Inc. and hhgregg, Inc., which were no longer considered high growth retailers, and Whole Foods Market, Inc. While Whole Foods Market, Inc. is still considered by the committee to be a direct specialty grocery peer, the committee determined to remove it due to its revenue size as compared with our company. Hay Group recommended continuing to review pay practices of Whole Foods Market, Inc. but not including it in our peer group. Hay Group further recommended revising our peer group to be comprised of companies (i) with annual revenues of 1/3 to 2.5x our revenue, (ii) within the food retail industry, (iii) focused on health and wellness, and (iv) that are growth-oriented retailers, while considering the peer groups used by proxy advisory firms.

As discussed above, our compensation committee generally looks to position the value of TDC of our executive officers at the 50th percentile of comparable officers at comparable companies, as derived from both peer group data and broader composite market survey data. Our compensation committee may vary from this general approach for various elements of compensation depending on the executive officer’s performance, experience, skills, time in the role, and scope of responsibility.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Section Four – 2015 Named Executive Officer Achievements and Pay Actions

The following contributions and achievements were taken into consideration by the compensation committee in making 2015 compensation decisions:

Amin Maredia. Mr. Maredia served as our Chief Financial Officer through August 6, 2015, when he was promoted to Chief Executive Officer. Mr. Maredia’s approved compensation for 2015 reflected, among other things, his efforts towards positioning us for continued success as a public company, further solidifying and innovating our strategic planning process, improving our liquidity and reducing our interest expense through our 2015 refinancing, and developing significant business improvement initiatives.

Jim Nielsen. Mr. Nielsen served as our Chief Operating Officer through August 6, 2015, when he was promoted to President and Chief Operating Officer. Mr. Nielsen’s approved compensation for 2015 reflected, among other things, his leadership in driving our continued product innovation and growth in our private label program, our strong operational execution and enhanced training and leadership development platform, and our successful expansion into the Southeast and other new markets.

Brandon Lombardi. Mr. Lombardi serves as our Chief Legal Officer and Corporate Secretary. Mr. Lombardi’s approved compensation for 2015 reflected, among other things, his leadership in managing our legal function, taking on increased responsibility with our business protection and safety (enterprise risk) function, and further developing our corporate social responsibility programs.

Ted Frumkin. Mr. Frumkin serves as our Chief Development Officer. Mr. Frumkin’s approved compensation for 2015 reflected, among other things, his leadership of our real estate function, which developed a robust signed lease pipeline to support our 14% annual growth, improved our site selection methodology, and ensured successful construction efforts that enabled us to open 24 new stores in 2014.

Susannah Livingston. Ms. Livingston was appointed to serve as our interim Chief Financial Officer and Treasurer on August 6, 2015 following Mr. Maredia’s promotion to Chief Executive Officer. No change to her compensation was made at that time. Ms. Livingston’s compensation for 2015 was established by Mr. Sanders and Mr. Maredia and reflected, among other things, her leadership of our successful investor relations and treasury functions.

Doug Sanders. Mr. Sanders served as President and Chief Executive Officer through August 6, 2015, when he transitioned to Executive Chairman of the board. Mr. Sanders’ compensation for 2015 reflected his overall leadership in guiding our company through our first full year as a publicly traded company, recruiting and developing key members of our leadership team, and providing the vision and execution for our nationwide growth strategy.

2015 Compensation Actions

In February 2015, the compensation committee approved the following compensation and awards for our named executive officers after considering our peer group and market survey data and the accomplishments of the company.

Name	Base Salary	Target Bonus	Option Awards	Performance Share Awards	Total
Amin N. Maredia(1)	$420,000	$294,000	$315,000	$315,000	$1,344,000
James L. Nielsen(2)	$420,000	$294,000	$315,000	$315,000	$1,344,000
Brandon F. Lombardi	$303,000	$151,500	$242,400	$242,400	$939,300
Theodore E. Frumkin	$289,000	$144,500	$115,600	$115,600	$664,700
Susannah S. Livingston(3)	$196,392	$68,737	$34,369	$34,369	$333,867
J. Douglas Sanders	$560,000	$560,000	$840,000	$840,000	$2,800,000

(1)	The above amounts approved by the compensation committee in February 2015 for Mr. Maredia were in his capacity as our Chief Financial Officer. See – “Summary Compensation Table” and “Grant of Plan-Based Awards” for amounts actually received by Mr. Maredia for 2015, which include compensation he received in his capacity as Chief Financial Officer until August 5, 2015 and as Chief Executive Officer beginning on August 6, 2015.
(2)	The above amounts approved by the compensation committee in February 2015 for Mr. Nielsen were in his capacity as our Chief Operating Officer. See – “Summary Compensation Table” and “Grant of Plan-Based Awards” for amounts actually received by Mr. Nielsen for 2015, which include compensation he received in his capacity as Chief Operating Officer until August 5, 2015 and as President and Chief Operating Officer beginning on August 6, 2015.
(3)	The above amounts approved by our management in February 2015 for Ms. Livingston were in her capacity as our Vice President of Investor Relations and Treasury. See – “Summary Compensation Table” for amounts actually received by Ms. Livingston for 2015, which include an increased bonus amount in recognition of Ms. Livingston’s service as our interim Chief Financial Officer and Treasurer.

•	Base Salary: Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table because increases in base salary become effective in February of each year. Therefore, the amounts reported in the Summary Compensation Table reflect one month at the 2014 base salary rate and eleven months at the 2015 rate. Mr. Maredia and Mr. Nielsen each received salary adjustments in August in connection with their respective promotions. Therefore, the amounts reported in the Summary Compensation Table reflect one month at the 2014 base rate, six months at the 2015 rate and five months at the adjusted rate for the promotions.

•	Short-Term Incentive Awards: Our company did not meet the target Plan EBITDA goal for 2015, nor the comparable store sales targets. We achieved 97.5% of the target Plan EBITDA goal (which comprised 75% of the Target Bonus amount), which resulted in a 2015 cash incentive award of 43.8% of the Target Bonus opportunity for our officers. This was calculated under the terms of the plan as described in the “Elements of Our Executive Compensation Program.”

•	Long-Term Incentive Grants (Performance Stock and Option Awards): The compensation committee approved the long-term incentive grant for each named executive officer in February 2015 with a view towards aligning a large portion of executive pay with the interests of our stockholders. In August 2015, our board, including our compensation committee, approved additional time-based option grants to certain team members in recognition of their significant contributions to our company during the year, including 50,000 options to Mr. Lombardi, 30,000 options to Mr. Frumkin, and 20,000 options to Ms. Livingston. See – “Grant of Plan-Based Awards.”

•	Executive Changes: In connection with the executive changes described above, our board, including our compensation committee, approved compensation increases for Mr. Maredia and Mr. Nielsen. On August 6, 2015, upon his promotion to our Chief Executive Officer, our board and compensation committee approved an increase in Mr. Maredia’s base salary to $600,000, a target bonus of $600,000, and a grant of 1,200,000 time-based options. Upon his promotion to our President and Chief Operating Officer, our board and compensation committee approved an increase in Mr. Nielsen’s base salary to $500,000, a target bonus of $350,000, and a grant of 500,000 time-based options.

The 2015 market positioning of our named executive officers’ initial target compensation compared against our peer group and market survey data is set forth in the following table.

Name	Base Salary	Bonus	Total Cash Compensation	LTI	TDC
Amin N. Maredia(1)	30%	55%	40%	50%	50%
James L. Nielsen(2)	<25th Percentile	<25th Percentile	<25th Percentile	50%	30%
Brandon F. Lombardi(3)	<25th Percentile	30%	<25th Percentile	>75th Percentile	60%
Theodore E. Frumkin	30%	45%	35%	50%	40%
Susannah Livingston(4)	-	-	-	-	-
J. Douglas Sanders	<25th Percentile	<25th Percentile	<25th Percentile	40%	25%

(1)	Based on similar chief financial officer positions and responsibilities at comparable companies.
(2)	Based on similar chief operating officer positions and responsibilities at comparable companies.
(3)	For 2015, our compensation committee approved a one-time increase in Mr. Lombardi’s long-term incentive eligibility from 80% to 160% of his base salary in recognition of his contributions to the company during the prior year. Excluding this one-time increase, Mr. Lombardi’s initial target compensation as compared to comparable companies would have been approximately 40th percentile for long-term incentive compensation and 30th percentile for TDC.
(4)	Ms. Livingston’s compensation was not benchmarked as she was not an executive officer until August 2015 upon her appointment to interim Chief Financial Officer and Treasurer.

To demonstrate our focus on pay-for-performance, each element of compensation for 2015 target amounts as initially approved by the compensation committee, or by our management for Ms. Livingston, is set forth as a percentage of TDC in the following table.

Name	Base Salary	Annual Incentives	Long-Term Incentives
Amin N. Maredia	31%	22%	47%
James L. Nielsen	31%	22%	47%
Brandon F. Lombardi	32%	16%	52%
Theodore E. Frumkin	43%	22%	35%
Susannah S. Livingston	58%	21%	21%
J. Douglas Sanders	20%	20%	60%

Committee Actions Taken for 2016

An important principle driving our compensation program is our belief that it benefits our stockholders for management’s compensation to be tied to our company’s current and long-term performance. As a result, in 2016 at-risk pay will continue to comprise a significant portion of our executive compensation program, particularly for our most senior officers. As we continue our transition to a mature public company in a competitive environment, our compensation committee continues to refine our compensation program. Our compensation committee determined to take the following actions with respect to our 2016 compensation program:

•	The compensation committee increased the base salaries of our named executive officers by 4% to 9% based on individual performance and their contributions to our business.

•	The compensation committee continued to emphasize objective pay-for-performance criteria through the use of Plan EBITDA and comparable store sales targets and the elimination of the individual performance component for our annual performance-based bonuses.

•	The performance-based cash bonus opportunities for each of our executive officers will remain at 2015 levels, with a target opportunity of 100% for our Chief Executive Officer, 70% for our President and Chief Operating Officer and Chief Financial Officer, and 50% for our other executive officers.

•	The compensation committee will maintain equity-based compensation equal to 300% of base salary for our Chief Executive Officer, 150% of base salary for our President and Chief Operating Officer and Chief Financial Officer, and 80% of base salary for our other executive officers.

•	As part of our committee’s emphasis on pay-for-performance, the compensation committee continued to refine our long-term incentive plan to structure the performance shares so they reward annual performance as well as three-year cumulative performance, and are subject to our company achieving certain performance targets based upon our annual earnings before interest expense and income tax, as adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBIT”), based on our long-term financial objectives.

•	The 2016 equity compensation for our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer is comprised 50% in the form of performance shares and 50% time-based stock options vesting one-third on each anniversary of the grant date. The 2016 equity compensation for our other executive officers is comprised of 50% performance shares, 25% time-based stock options vesting one-third on each anniversary of the grant date, and 25% time-based RSUs vesting one-third on each anniversary of the grant date.

•	For our Chief Executive Officer, 80% of target TDC for 2016 will be performance-based. For our President and Chief Operating Officer and Chief Financial Officer, 69% of target TDC will be performance based. For the other named executive officers, on average, 51% of target TDC will be performance-based.

•	The compensation committee also approved the compensation package for Bradley Lukow, whom we appointed as our Chief Financial Officer effective March 1, 2016. Mr. Lukow’s compensation includes a base salary of $470,000, a one-time equity award grant valued at 100% of base salary comprised 100% of time-based RSUs, and the cash bonus opportunity and equity compensation for persons serving as our Chief Financial Officer referenced above.

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. Our Chief Executive Officer must maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. Our Chief Executive Officer and other executive officers have five years to satisfy these stock ownership guidelines. As of fiscal 2015 year-end, each of our named executive officers met these guidelines.

Change-in-Control and Severance Arrangements

In November 2015, our compensation committee approved an executive severance and change-in-control plan. Our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer are eligible for two to three years of severance benefits upon certain events, including a change in control, and our other executive officers are eligible for one to two years of severance benefits upon certain events, including a change in control. For further information regarding compensation payable to our named executive officers in the event of termination of such officer’s employment, see - “Potential Payments Upon Termination or Change of Control”.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. Our compensation program is structured so that the compensation deemed paid to an executive officer in connection with annual performance-based cash bonuses and performance shares should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules; however, as a new public company we are not subject to this limitation currently. In order to limit the non-deductibility in the future, our stockholders’ approved the material terms of the performance goals under the Sprouts Farmers Market, Inc. 2013 Incentive Plan (referred to as the “2013 Incentive Plan”) as stockholder-approved performance goals for purposes of Section 162(m) at our 2015 annual meeting. As a result, the compensation attributable to grants of stock options and stock appreciation rights and cash awards, restricted stock, restricted stock units, bonus shares, dividend equivalents and other share-based awards under the 2013 Incentive Plan after May 2015 qualify for the performance-based compensation exception under Section 162(m) of the Code.

Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors will take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board or directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

Risk Considerations

Our board of directors does not believe that our 2015 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•	our variable pay is based on achieving short-term financial goals, we set a threshold for financial targets below which no bonus payment can be made, and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•	long-term performance is rewarded through grants of options that are only valuable if the price of our equity increases over time, and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 3, 2016 for filing with the SEC.

Steven H. Townsend, Chairperson

Terri Funk Graham

Lawrence P. Molloy

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, our compensation committee was comprised of Steven H. Townsend, as Chairperson, Terri Funk Graham and Lawrence P. Molloy. None of these individuals had any contractual or other relationships with us during such fiscal year except as directors, nor have any of these individuals ever been an officer or team member of our company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2015, 2014, and 2013.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Amin N. Maredia	2015	$498,461	$7,262,995	$296,508	$179,381	$12,151	$8,249,496
Chief Executive Officer;	2014	$395,644	$359,999	$259,768	$553,902	$3,957	$1,573,270
Former Chief Financial Officer and Treasurer(6)	2013	$360,836	$280,386	—	$378,334	$425,768	$1,445,324

James L. Nielsen	2015	$458,077	$3,209,995	$296,508	$140,446	$17,906	$4,122,932
President and Chief Operating Officer(7)	2014	$392,659	$359,999	$259,768	$549,722	$9,055	$1,571,203
	2013	$334,931	$560,772	—	$351,310	$785,429	$2,032,442

Brandon F. Lombardi	2015	$305,596	$531,895	$228,157	$66,926	$21,631	$1,154,205
Chief Legal Officer and Corporate Secretary(8)	2014	$273,125	$132,003	$95,262	$163,875	$24,543	$688,808
	2013	$257,740	—	—	$103,500	$251,907	$613,147

Theodore E. Frumkin	2015	$292,942	$289,293	$108,792	$64,154	$7,950	$763,131
Chief Development Officer(9)	2014	$272,115	$132,003	$95,262	$163,269	$7,800	$670,449

Susannah S. Livingston	2015	$199,403	$150,164	$32,339	$100,000	$4,371	$486,277
Interim Chief Financial Officer and Treasurer; Vice President of Investor Relations and Treasury(10)

J. Douglas Sanders	2015	$570,769	$839,991	$790,689	$249,997	$106,528	$2,557,974
Executive Chairman; Former	2014	$553,077	$839,997	$606,137	$1,106,154	$39,749	$3,145,114
President and Chief Executive Officer(11)	2013	$500,000	—	—	$746,000	$2,886,301	$4,132,301

(1)	Salary payments for 2015 reflect an additional week of salary paid as fiscal 2015 contained 53 weeks.

(2)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016.

(3)	The amounts in this column reflect the aggregate grant date fair value of each performance share granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016.

(4)	Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2015, 2014 and 2013 under our performance-based cash incentive plan, but not paid until fiscal 2016, 2015 and 2014, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.

(5)	Amounts in this column for 2015 include (a) medical, disability, and life insurance premiums paid on behalf of Messrs. Maredia, Nielsen, Lombardi, and Sanders; (b) cash out of accrued vacation time of $7,692, $5,827, and $53,846 to Messrs. Nielsen, Lombardi, and Sanders, respectively; (c) an auto allowance for Mr. Sanders; (d) matching contributions to our 401(k) plan for Messrs. Nielsen, Lombardi, Frumkin, and Ms. Livingston and (e) personal use of our corporate aircraft by Messrs. Maredia, Nielsen, and Sanders. Amounts in this column for 2014 include (a) medical, disability, and life insurance premiums paid on behalf of Messrs. Maredia, Nielsen, Lombardi, and Sanders; (b) cash out of accrued vacation time to Mr. Lombardi; (c) an auto allowance for Mr. Sanders; and (d) matching contributions to our 401(k) plan for Messrs. Nielsen, Lombardi, and Frumkin. Amounts in this column for 2013 include (a) dividend payments of $ 420,754, $769,688, $230,898, and $2,847,836 paid to Messrs. Maredia, Nielsen, Lombardi, and Sanders, respectively, made pursuant to the anti-dilution provisions of our Sprouts Farmers Markets, LLC Option Plan (referred to as the “2011 Option Plan”); (b) medical, disability, and life insurance premiums paid on behalf of Messrs. Maredia, Nielsen, Lombardi, and Sanders; (c) cash out of accrued vacation time to Messrs. Nielsen, Lombardi, and Sanders; (d) an auto allowance for Mr. Sanders; and (e) matching contributions to our 401(k) plan for Messrs. Nielsen and Lombardi.

(6)

On February 2, 2015, Mr. Maredia’s base salary increased to $420,000. On August 6, 2015, Mr. Maredia assumed the role of Chief Executive Officer and his base salary increased from $420,000 to $600,000. The 2015 amount shown reflects payment of his base salary of $400,000 from December 29, 2014 through February 1, 2015, $420,000 from February 2, 2015 through August 5, 2015, and $600,000 from August 6, 2015 through January 3, 2016. The 2014 amount shown reflects his base salary of $362,250 from December 30, 2013 through February 2, 2014 and $400,000 from February 3, 2014 through December 28, 2014. The 2013 amount shown reflects his base salary of $350,000 from December 31, 2012 through January 31, 2013 and $362,250 from February 1, 2013 through December 29, 2013.

(7)	On February 2, 2015, Mr. Nielsen’s base salary increased to $420,000. On August 6, 2015, Mr. Nielsen assumed the role of President and Chief Operating Officer and his base salary increased from $420,000 to $500,000. The 2015 amount shown reflects payment of his base salary of $400,000 from December 29, 2014 through February 1, 2015, $420,000 from February 2, 2015 through August 5, 2015, and $500,000 from August 6, 2015 through January 3, 2016. The 2014 amount shown reflects his base salary of $336,375 from December 30, 2013 through February 2, 2014 and $400,000 from February 3, 2014 through December 28, 2014. The 2013 amount shown reflects his base salary of $325,000 from December 31, 2012 through January 31, 2013 and $336,375 from February 1, 2013 through December 29, 2013.

(8)	On February 2, 2015, Mr. Lombardi’s base salary increased to $303,000. The 2015 amount shown reflects payment of his base salary of $275,000 from December 29, 2014 through February 1, 2015 and $303,000 from February 2, 2015 through January 3, 2016. The 2014 amount shown reflects his base salary of $258,750 from December 30, 2013 through February 2, 2014 and $275,000 from February 3, 2014 through December 28, 2014. The 2013 amount shown reflects his base salary of $250,000 from December 31, 2012 through January 31, 2013 and $258,750 from February 1, 2013 through December 29, 2013.

(9)	On February 2, 2015, Mr. Frumkin’s base salary increased to $289,000. The 2015 amount shown reflects payment of his base salary of $275,000 from December 29, 2014 through February 1, 2015 and $289,000 from February 2, 2015 through January 3, 2016.

(10)	On August 6, 2015, Ms. Livingston was appointed interim Chief Financial Officer and Treasurer. Her base salary remained unchanged.

(11)	Mr. Sanders base salary for 2015 was $560,000. In connection with his transition to Executive Chairman of our board on August 6, 2015, we agreed to continue to pay Mr. Sanders his base salary for the remainder of 2015. The 2015 amount shown reflects payment of his base salary from December 29, 2014 through January 3, 2016. The 2014 amount shown reflects his base salary of $500,000 through February 2, 2014 and $560,000 from February 3, 2014 through December 28, 2014. The 2013 amount reflects payment of his base salary of $500,000 from December 31, 2012 through December 29, 2013.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
Amin N. Maredia(5)	—	$37,459	$174,811	$349,622	—	—	—	—
	—	$36,486	$243,243	$486,486	—	—	—	—
	March 11, 2015	—	—	—	8,637	—	—	$296,508
	March 11, 2015	—	—	—	—	33,439	$34.33	$314,995
	August 11, 2015	—	—	—	—	1,200,000	$20.98	$6,948,000
James L. Nielsen(6)	—	$37,459	$174,811	$349,622	—	—	—	—
	—	$30,405	$141,892	$283,784	—	—	—	—
	March 11, 2015	—	—	—	8,637	—	—	$296,508
	March 11, 2015	—	—	—	—	33,439	$34.33	$314,995
	August 11, 2015	—	—	—	—	500,000	$20.98	$2,895,000
Brandon F. Lombardi	—	$45,450	$151,500	$303,000	—	—	—	—
	March 11, 2015	—	—	—	6,646	—	—	$228,157
	March 11, 2015	—	—	—	—	25,732	$34.33	$242,395
	August 11, 2015	—	—	—	—	50,000	$20.98	$289,500
Theodore E. Frumkin	—	$43,350	$144,500	$289,000	—	—	—	—
	March 11, 2015	—	—	—	3,169	—	—	$108,792
	March 11, 2015	—	—	—	—	12,271	$34.33	$115,593
	August 11, 2015	—	—	—	—	30,000	$20.98	$173,700
Susannah S. Livingston	—	$29,459	$68,737	$85,922	—	—	—	—
	March 11, 2015	—	—	—	942	—	—	$32,339
	March 11, 2015	—	—	—	—	3,648	$34.33	$34,364
	August 11, 2015	—	—	—	—	20,000	$20.98	$115,800
J. Douglas Sanders	—	$84,000	$560,000	$1,120,000	—	—	—	—
	March 11, 2015	—	—	—	23,032	—	—	$790,689
	March 11, 2015	—	—	—	—	89,171	$34.33	$839,991

(1)	Represents possible amounts payable under our 2015 performance-based cash bonus program. For fiscal 2015, cash bonuses to be awarded to each named executive officer were based on Plan EBITDA and comparable store sales growth targets. The initial Target Bonus amounts for 2015 for Messrs. Maredia, Nielsen, Lombardi, Frumkin, Ms. Livingston, and Mr. Sanders were 70%, 70%, 50%, 50%, 35% and 100% of eligible earnings during the year, respectively. Upon Mr. Maredia’s promotion to Chief Executive Officer, his Target Bonus amount increased to 100%. The maximum amount achievable by Messrs. Sanders, Maredia, Nielsen, Lombardi, and Frumkin in 2015 was 200% of his Target Bonus. The maximum amount achievable by Ms. Livingston was 125% of her Target Bonus. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBITDA, and 25% towards comparable store sales growth. See – “Summary Compensation Table” for actual amounts paid under our 2015 performance-based cash incentive program.

(2)	Represents unvested performance shares, which were granted March 11, 2015. The performance shares vest in two equal installments on March 11, 2017 and March 11, 2018, assuming performance conditions are achieved and assuming continued service through the applicable vesting date. Subsequent to fiscal 2015 year-end, the compensation committee determined that the conditions for such performance shares were met.

(3)	These options vest and become exercisable in twelve equal quarterly installments at the end of each calendar quarter. The grant dated March 11, 2015 began vesting March 31, 2015, and continues vesting through December 31, 2017. The grant dated August 11, 2015 began vesting September 30, 2015, and continues vesting through June 30, 2018.

(4)	The amounts in this column reflect the aggregate grant date fair value of each option and performance share granted during fiscal 2015, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2016.

(5)	The threshold, target and maximum amounts in the first row for Mr. Maredia reflect such amounts pro-rated for the portion of the year ending August 5, 2016 during which Mr. Maredia served as our Chief Financial Officer based on his base salary of $420,000 and target bonus percentage of 70% of base salary. The second row reflects the amounts pro-rated for the portion of the year beginning August 6, 2015 during which Mr. Maredia served as our Chief Executive Officer based on his increased base salary of $600,000 and target bonus percentage of 100% of base salary.

(6)	The threshold, target and maximum amounts in the first row for Mr. Nielsen reflect such amounts pro-rated for the portion of the year ending August 5, 2016 during which Mr. Nielsen served as our Chief Operating Officer based on his base salary of $420,000 and target bonus percentage of 70% of base salary. The second row reflects the amounts pro-rated for the portion of the year beginning August 6, 2015 during which Mr. Nielsen served as our President and Chief Operating Officer based on his increased base salary of $500,000 and target bonus percentage of 70% of base salary.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 3, 2016.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Exercisable	Unexercisable	Unearned
Amin N. Maredia	35,322	-	-	$3.33	September 25, 2018	-	-
	41,249	4,584	9,167	$18.00	July 31, 2020	-	-
	200,000	1,000,000	-	$20.98	August 11, 2022	-	-
	11,146	22,293	-	$34.33	March 11, 2022	-	-
	22,514	11,257	-	$39.01	March 4, 2021	13,076	$347,691
James L. Nielsen	105,322	-	-	$3.33	May 2, 2018	-	-
	82,499	9,167	18,334	$18.00	July 31, 2020	-	-
	83,333	416,667	-	$20.98	August 11, 2022	-	-
	11,146	22,293	-	$34.33	March 11, 2022	-	-
	22,514	11,257	-	$39.01	March 4, 2021	13,076	$347,691
Brandon F. Lombardi	57,293	-	-	$3.78	July 23, 2019	-	-
	85,000	-	-	$6.01	July 23, 2019	-	-
	8,333	41,667	-	$20.98	August 11, 2022	-	-
	8,577	17,155	-	$34.33	March 11, 2022	-	-
	8,255	4,128	-	$39.01	March 4, 2021	8,274	$220,006
Theodore E. Frumkin	110,000	-	36,667	$6.92	December 21, 2019	-	-
	5,000	25,000	-	$20.98	August 11, 2022	-	-
	4,090	8,181	-	$34.33	March 11, 2022	-	-
	8,255	4,128	-	$39.01	March 4, 2021	4,797	$127,552
Susannah S. Livingston	48,957	3,209	12,834	$6.92	April 8, 2020	-	-
	3,333	16,667	-	$20.98	August 11, 2022	-	-
	1,216	2,432	-	$34.33	March 11, 2022	-	-
	2,492	1,246	-	$39.01	March 4, 2021	1,433	$38,103
J. Douglas Sanders	640,979	-	-	$3.33	May 2, 2018	-	-
	206,249	-	-	$3.78	August 23, 2019	-	-
	68,750	-	-	$6.01	August 23, 2019	-	-
	29,723	59,448	-	$34.33	March 11, 2022	-	-
	52,532	26,267	-	$39.01	March 4, 2021	33,390	$887,840

(1)	Options are to acquire shares of common stock. Options expire seven years from the grant date. Time-vested options generally vest over 12 quarters. Each performance-based option vests based on the achievement of EBITDA (as defined in the option agreements) and pro forma comparable store sales targets, weighted equally. One-third of the performance-based options vest each of the first three years after the grant date if such targets are met. In addition, all options granted prior to 2015 vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

(2)	Represents unvested RSUs, which were granted on March 4, 2014. The RSUs vest in three equal installments on March 4, 2015, March 4, 2016 and March 4, 2017, assuming continued employment through the applicable vesting date. Also represents unvested performance shares, which were granted March 11, 2015. The performance shares vest in two equal installments on March 11, 2017 and March 11, 2018, assuming performance conditions are achieved and continued employment through the applicable vesting date.
(3)	The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2015, December 31, 2015, which was $26.59 per share.

Option Exercises

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and the value realized on exercise of options during fiscal 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
James L. Nielsen	20,000	$653,490
Theodore E. Frumkin	27,501	$806,826
J. Douglas Sanders	650,000	$20,222,147

For option awards, the value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Employment Agreements

On April 18, 2011, we entered into an employment agreement with Mr. Sanders, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. In connection with Mr. Sanders’ appointment as Executive Chairman of our board, on August 6, 2015, we entered into a letter agreement with Mr. Sanders that terminated his employment agreement and provided for, among other things, continued payment of his then-current base salary of $560,000 for the remainder of 2015, continued eligibility to vest in his previously granted equity awards and to receive his target annual bonus of 100% of base salary for fiscal year 2015 and eligibility to receive certain payments in the event he no longer serves as Executive Chairman, comprised of $560,000 per year for two years, Mr. Sanders’ actual bonus payments received for 2013 and 2014 and COBRA premium reimbursement for two years. Mr. Sanders will not receive a salary in his capacity as Executive Chairman subsequent to 2015.

On July 15, 2011, we entered into an employment agreement with Mr. Maredia, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. In connection with Mr. Maredia’s promotion to Chief Executive Officer, on August 6, 2015, we entered into an amended and restated employment agreement with Mr. Maredia that provided for an increase in his annual base salary to $600,000, a target annual bonus of 100% of base salary, and the grant of options to purchase 1,200,000 shares of our common stock. The term of Mr. Maredia’s amended and restated employment agreement is three years, subject to one-year extension periods.

On April 18, 2011, we entered into an employment agreement with Mr. Nielsen, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. In connection with Mr. Nielsen’s appointment as President and Chief Operating Officer, on August 6, 2015, we entered into an amendment to his employment agreement that provided for an increase in his annual base salary to $500,000, a target annual bonus of 70% of base salary, and the grant of options to purchase 500,000 shares of our common stock.

On January 23, 2012, we entered into an employment agreement with Mr. Lombardi, as amended from time to time, that provided for compensation terms as well as confidentiality and non-competition obligations. Mr. Frumkin and Ms. Livingston do not have employment agreements.

Each employment agreement described above contains a base salary that was set as a result of negotiations between the executive and our board of directors, and is subject to adjustment on an annual basis. Additionally, each employment agreement provides for a bonus based upon our company’s attainment of annual goals established by our board and the compensation committee. Each employment agreement also provides vacation benefits, reimbursement for business expenses, and the right to participate in company-wide benefits, including insurance, retirement, and other plans and programs as are available to our executive officers. Each employment agreement contains a covenant not to compete with our company or solicit our team members or customers for a period equal to the greater of 12 months immediately following termination of employment or the end of the period during which severance payments are being made, subject to certain exceptions, as well as confidentiality, preservation of intellectual property and non-disparagement obligations. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the ”Potential Payments Upon Termination or Change of Control” section below.

Potential Payments Upon Termination or Change of Control

On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan covers senior executive officers designated by the compensation committee of our board of directors, including our named executive officers that do not otherwise have employment agreements which specifically provide for severance. In addition, if one of our senior executive officers designated for participation in the Plan has an employment agreement and his or her employment is terminated in connection with a change in control (as defined in the Plan) under circumstances providing for change in control severance benefits under the Plan (as described below), the senior executive officer is eligible to receive change in control severance benefits under the Plan, rather than severance benefits under the applicable employment agreement, unless the severance terms of the applicable employment agreement are more favorable to the executive in which case the terms of the employment agreement shall govern.

In the event that a Plan participant’s employment is terminated by us due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), the aggregate amount of the annual bonus amounts received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other participants will be eligible to receive continued payments of base salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage), an amount equal to the participant’s target bonus at the time of termination, and a prorated bonus based on actual performance for the fiscal year in which termination occurs.

In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive continued payments of base salary for three years and COBRA premium reimbursement for three years (or, if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his annual bonuses paid in respect of the past three completed fiscal years.

The tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment or upon a change of control pursuant to the Plan or the respective named executive officer’s employment agreement. The amount of compensation payable to each named executive officer upon voluntary or for cause termination, involuntary for good reason or involuntary not for cause termination, and in the event of disability or death of the executive or upon a change of control of our company is shown below. The amounts shown assume that such termination or change of control was effective as of January 3, 2016, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our officers’ employment agreements do not provide for additional benefits upon a change of control of our company other than reflected in the tables below; however, certain of our equity award agreements granted prior to 2015 provide for the immediate vesting of the award upon a qualifying change of control transaction, while other equity award agreements provide for the vesting of the award only after the executive is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change of control transaction.

Amin N. Maredia

Executive Benefits and Payments	Voluntary or For Cause Termination on 01/03/16	Involuntary for Good Reason or Involuntary Not for Cause Termination on 01/03/16(1)	Death or Disability on 01/03/16	Change of Control with No Termination on 01/03/16	Change of Control with Termination within 24 months of 01/03/16
Compensation:
Bonus	—	$733,283	$733,283	—	$1,111,617
Cash severance	—	$1,200,000	$1,200,000	—	$1,800,000
Health and welfare benefits	—	$25,582	$25,582	—	$38,372
Equity treatment(2)(3)	—	—	—	$236,154	$6,075,812

Total	—	$1,958,865	$1,958,865	$236,154	$9,025,801

(1)	Mr. Maredia’s employment agreement provides that if he ceases to be the Chief Executive Officer of a company whose stock is traded on a nationally recognized securities exchange following a change of control transaction, he may resign and such resignation shall be treated as “good reason,” which will entitle him to the amounts reflected in this column.
(2)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 and March 11, 2015 are not included because the closing price of our common stock of $26.59 on January 3, 2016, the last trading day of fiscal 2015, was less than the exercise price of $39.01 and $34.33 respectively.
(3)	All options granted prior to 2015, vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

James L. Nielsen

Executive Benefits and Payments	Voluntary or For Cause Termination on 01/03/16	Involuntary for Good Reason or Involuntary Not for Cause Termination on 01/03/16	Death or Disability on 01/03/16	Change of Control with No Termination on 01/03/16	Change of Control with Termination within 24 months of 01/03/16
Compensation:
Bonus	—	$690,168	$690,168	—	$690,168
Cash severance	—	$1,000,000	$1,000,000	—	$1,000,000
Health and welfare benefits	—	$10,467	$10,467	—	$10,467
Equity treatment(1)(2)	—	—	—	$354,267	$2,921,426

Total	—	$1,700,635	$1,700,635	$354,267	$4,622,061

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 and March 11, 2015 are not included because the closing price of our common stock of $26.59 on January 3, 2016, the last trading day of fiscal 2015, was less than the exercise price of $39.01 and $34.33 respectively.
(2)	All options granted prior to 2015, vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Brandon F. Lombardi

Executive Benefits and Payments	Voluntary or For Cause Termination on 01/03/16	Involuntary for Good Reason or Involuntary Not for Cause Termination on 01/03/16	Death or Disability on 01/03/16	Change of Control with No Termination on 01/03/16	Change of Control with Termination within 24 months of 01/03/16
Compensation:
Bonus	—	$230,801	$66,926	—	$230,801
Cash severance	—	$303,000	$303,000	—	$606,000
Health and welfare benefits	—	$5,234	$5,234	—	$10,467
Equity treatment(1)(2)	—	—	—	$43,289	$453,758

Total	—	$539,035	$375,160	$43,289	$1,301,026

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 and March 11, 2015 are not included because the closing price of our common stock of $26.59 on January 3, 2016, the last trading day of fiscal 2015, was less than the exercise price of $39.01 and $34.33 respectively.
(2)	All options granted prior to 2015, vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Theodore E. Frumkin

Executive Benefits and Payments	Voluntary or For Cause Termination on 01/03/16	Involuntary for Good Reason or Involuntary Not for Cause Termination on 01/03/16	Death or Disability on 01/03/16	Change of Control with No Termination on 01/03/16	Change of Control with Termination within 24 months of 01/03/16
Compensation:
Bonus	—	$64,154	$64,154	—	$227,423
Cash severance	—	$289,000	$289,000	—	$578,000
Health and welfare benefits	—	$14,352	$14,352	—	$28,703
Equity treatment(1)(2)	—	—	—	$764,693	$989,207

Total	—	$367,506	$367,506	$764,693	$1,823,333

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 and March 11, 2015 are not included because the closing price of our common stock of $26.59 on January 3, 2016, the last trading day of fiscal 2015, was less than the exercise price of $39.01 and $34.33 respectively.
(2)	All options granted prior to 2015, vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Susannah S. Livingston

Executive Benefits and Payments	Voluntary or For Cause Termination on 01/03/16	Involuntary for Good Reason or Involuntary Not for Cause Termination on 01/03/16	Death or Disability on 01/03/16	Change of Control with No Termination on 01/03/16	Change of Control with Termination within 24 months of 01/03/16
Compensation:
Bonus	—	$100,000	$100,000	—	$170,951
Cash severance	—	$196,392	$196,392	—	$392,784
Health and welfare benefits	—	$12,370	$12,370	—	$24,741
Equity treatment(1)(2)	—	—	—	$328,694	$447,243

Total	—	$308,762	$308,762	$328,694	$1,035,719

(1)	The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change of control transaction. Options granted on March 4, 2014 and March 11, 2015 are not included because the closing price of our common stock of $26.59 on January 3, 2016, the last trading day of fiscal 2015, was less than the exercise price of $39.01 and $34.33 respectively.
(2)	All options granted prior to 2015, vest upon occurrence of a change in control of the company. Options granted in 2015 vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

J. Douglas Sanders

Mr. Sanders was our Chief Executive Officer through August 6, 2015, at which time he was appointed our Executive Chairman of the board. In connection with Mr. Sanders’ appointment as Executive Chairman on August 6, 2015, we entered into a letter agreement with Mr. Sanders that terminated his employment agreement and provided for, among other things, continued payment of his then-current base salary of $560,000 for the remainder of 2015, continued eligibility to vest in his previously granted equity awards and to receive his target annual bonus of 100% of base salary for fiscal year 2015 and eligibility to receive certain payments in the event he no longer serves as Executive Chairman, comprised of $560,000 per year for two years, Mr. Sanders’ actual bonus payments received for 2013 and 2014 of $746,000 and $1,106,154, respectively, and COBRA premium reimbursement for two years. In addition, as Mr. Sanders’ letter agreement provides for continued eligibility to vest in his previously granted equity awards, the market value of Mr. Sanders’ equity that would vest upon a change of control on January 3, 2016 would be $275,419; in the event Mr. Sanders no longer serves as Executive Chairman within 24 months of such a change of control, the market value of Mr. Sanders’ equity that would vest would be $887,840.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2015, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have two team member benefit and stock plans under which we have issued equity to our team members and non-employee members of the board, our 2011 Option Plan and 2013 Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of January 3, 2016, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	3,049,270	(3)	$23.62	(4)	6,727,450
Equity Compensation Plans Not Approved by Stockholders(2)	4,353,639		$3.23		—

Total	7,402,909		$11.63		6,727,450

(1)	Represents our 2013 Incentive Plan.
(2)	Represents our 2011 Option Plan.
(3)	Includes 143,195 shares of common stock issuable upon vesting of outstanding RSUs and 70,139 shares of common stock issuable upon vesting of outstanding performance shares granted under the 2013 Incentive Plan.
(4)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2015, the board of directors appointed an audit committee consisting of Lawrence P. Molloy, Chairperson, Joseph Fortunato and Steven H. Townsend. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market, and our board of directors has determined that each is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the Company’s accounting and financial reporting processes and audits of the financial statements of the Company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports discussing the statements and reports with our independent registered public accounting firm and management, and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NASDAQ Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements at January 3, 2016 and December 28, 2014 and for each of the years in the three-year period ended January 3, 2016. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2015.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2016 for filing with the Securities and Exchange Commission.

The report has been furnished by the audit committee to our board of directors.

Lawrence P. Molloy, Chairperson

Joseph Fortunato

Steven H. Townsend

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our current and former Chief Executive Officer, our President and Chief Operating Officer, our interim and former Chief Financial Officer, and our two other most highly compensated executive officers during our fiscal year ended January 3, 2016), as such compensation is described in the “Executive Compensation—Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2015 executive officer compensation program consisted of base salary, annual performance-based cash bonus, equity awards in the form of options to purchase our shares and performance share awards that are earned upon the achievement of earnings per share targets, benefits generally available to all of our salaried team members and limited prerequisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash component (cash performance-based bonus) is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended January 3, 2016, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 3, 2016, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending January 1, 2017, and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended January 3, 2016 and December 28, 2014 by PwC, our independent registered public accounting firm, are as follows:

	2015	2014
Audit fees (1)	$1,405,310	$1,720,525
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,800	$1,800

Total	$1,407,110	$1,722,325

(1)	Audit fees include (i) fees associated with the audits of our consolidated financial statements, (ii) reviews of our interim quarterly consolidated financial statements, (iii) services rendered in connection with our secondary offerings, and (iv) comfort letters, consents and other items related to SEC matters.
(2)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending January 1, 2017 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING JANUARY 1, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended January 3, 2016, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended January 3, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 7, 2016, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and restricted stock units that are currently exercisable or exercisable within 60 days of the record date, March 7, 2016. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 150,564,816 shares of common stock outstanding as of March 7, 2016.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
Amin N. Maredia(2)	495,222	*
James L. Nielsen(3)	328,618	*
Brandon F. Lombardi(4)	183,358	*
Theodore E. Frumkin(5)	169,609	*
Susannah S. Livingston(6)	78,641	*
J. Douglas Sanders(7)	1,039,330	*
Shon A. Boney(8)	1,540,106	1.0%
Joseph Fortunato(9)	15,615	*
Terri Funk Graham(10)	13,115	*
Lawrence P. Molloy(11)	33,115	*
Steven H. Townsend(12)	48,115	*
All directors and executive officers as a group (14 persons)	3,963,264	2.6%

5% Stockholders:
Capital Research Global Investors(13)	18,801,495	12.5%
T. Rowe Price Associates, Inc.(14)	13,924,990	9.2%
FMR LLC(15)	12,668,890	8.4%
Wells Fargo & Company(16)	11,535,377	7.7%
The Vanguard Group(17)	9,446,781	6.3%
Premier Grocery, Inc.(18)	7,773,484	5.2%

*	Less than 1% of the outstanding shares of common stock

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of the record date, March 7, 2016, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.
(2)	The amount listed includes (a) 65,000 shares of common stock held by the Amin Maredia Family Growth Fund, L.P., (b) 2,932 shares of common stock held by Mr. Maredia in relation to previous RSU vesting, and (c) 427,290 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Mr. Maredia serves as the President of Maredia Management, Inc., which is the general partner of the Amin Maredia Family Growth Fund, L.P. and (i) may be deemed to have beneficial ownership of the shares owned of record, and (ii) has shared voting and investment power with respect to such shares. Excludes 8,637 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(3)	The amount listed includes (a) 3,620 shares of common stock and (b) 324,998 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 8,637 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(4)	The amount listed includes (a) 8,557 shares of common stock and (b) 174,801 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 6,646 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(5)	The amount listed includes (a) 1,043 shares of common stock and (b) 168,566 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 3,169 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(6)	The amount listed includes (a) 4,318 shares of common stock and (b) 74,323 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 942 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(7)	The amount listed includes (a) 27,099 shares of common stock and (b) 1,012,231 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 23,032 shares issuable upon performance share awards that have been earned, but will not have vested within 60 days after March 7, 2016.
(8)	The amount listed includes 1,540,106 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016. Excludes 7,773,484 shares owned of record by Premier Grocery, Inc. Mr. Boney currently has no power to individually direct the voting or disposition of such shares, and accordingly, no beneficial ownership of such shares. See Note (18) below.
(9)	The amount listed includes (a) 7,500 shares of common stock and (b) 8,115 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016.
(10)	The amount listed includes (a) 5,000 shares of common stock and (b) 8,115 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016.
(11)	The amount listed includes (a) 25,000 shares of common stock and (b) 8,115 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016.
(12)	The amount listed includes (a) 40,000 shares of common stock and (b) 8,115 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 7, 2016.
(13)	Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 16, 2016. Consists of 18,801,495 shares of common stock of which Capital Research Global Investors (“Capital Research”) has sole dispositive power and sole voting power as a result of acting as investment adviser to various registered investment companies. The address of Capital Research is 333 South Hope Street, Los Angeles, CA 90071.
(14)	Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 10, 2016. Includes 13,924,990 shares of common stock of which T. Rowe Price Associates, Inc. (“Price Associates”) has sole dispositive power, including 3,609,050 shares of common stock of which Price Associates has sole voting power. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(15)	Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 12, 2016. Includes 12,668,890 shares of common stock of which FMR LLC has sole dispositive power, including 667,129 shares of common stock of which FMR LLC has sole voting power. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(16)	Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on January 27, 2016. Consists of 11,535,377 shares of common stock which Wells Fargo & Company (“Wells Fargo”) beneficially owns, including 13,205 shares of which Wells Fargo has sole voting and dispositive power, 10,970,921 shares of which Wells Fargo has shared voting power, and 11,522,172 shares of which Wells Fargo has shared dispositive power, in each case through one or more investment adviser subsidiaries. The address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94105.
(17)	Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 10, 2016. The Vanguard Group reports sole voting power with respect to 108,011 shares, sole dispositive power with respect to 9,339,670 shares and shared dispositive power with respect to 107,111 shares. As the parent holding company, The Vanguard Group, Inc. reports that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company is the beneficial owner of 99,211 shares as a result of its serving as investment manager of collective trust accounts, and its wholly-owned subsidiary, Vanguard Investments Australia, Ltd. is the beneficial owner of 16,700 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(18)	Based upon information contained in Amendment No. 2 to Schedule 13D filed by the beneficial owner with the SEC on April 2, 2014. The Board of Directors of Premier Grocery, Inc., a Nevada corporation, (“PGI”) is comprised of the following four members: Stanley A. Boney, Shon A. Boney, Kevin R. Easler, and Scott T. Wing. The Board of Directors of PGI makes the voting and investment decisions regarding the shares owned by PGI, and a voting or investment decision requires the approval of a majority of the Board. Accordingly, none of the foregoing individuals is deemed a beneficial owner of the shares owned by PGI. PGI was the managing member of our predecessor (“Sprouts Arizona”) from 2001 until 2011. Shon A. Boney served as a member of the Sprouts Arizona Board of Directors from 2002 to 2011 and has served as a member of the Sprouts Board of Directors since 2011. Each of the other members of the Board of PGI previously served in executive management positions with Sprouts Arizona. Amounts listed for PGI excludes 1,540,106 shares beneficially owned by Shon A. Boney (see Note (8) above).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Volcanic Red

We purchased coffee from Volcanic Red, LLC (dba Volcanic Red Coffees), a company in which Shon Boney (together with his immediate family members) owns a 15% interest. Our purchases from this company in fiscal 2015 totaled $9.7 million. As of January 3, 2016, we had recorded accounts payable due to this vendor of $0.7 million.

Airplane Purchase

In November 2015, we entered into an agreement to purchase an airplane from Mr. Boney for $7.5 million, which is below the estimated market value we obtained from a third party appraisal of the airplane. The transaction closed in December 2015.

TRUNO, Retail Technology Solutions

In January 2015, J. Douglas Sanders purchased stock in TRUNO, Retail Technology Solutions, a technology supplier to our company. Our purchases from this company in fiscal 2015 totaled $5.9 million. As of January 3, 2016, we had recorded accounts payable due to this vendor of $0.3 million.

DM Analytics, LLC

Mr. Sanders provided a convertible loan to DM Analytics, LLC, a technology supplier to our company, in September 2015. Our purchases from this company in fiscal 2015 totaled $0.5 million. As of January 3, 2016, we had recorded accounts payable due to this vendor of $0.1 million.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, in connection with our IPO, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration, and approval by our audit committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2017 annual meeting of stockholders must be submitted to us no later than November 21, 2016. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2017 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2017 annual meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 4, 2016 and no later than January 3, 2017, unless we change the date of our 2017 annual meeting more than 30 days before or more than 70 days after May 3, 2017, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: March 21, 2016

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

This proxy statement contains a financial measure, Adjusted EBITDA, that is not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”). We believe the presentation of Adjusted EBITDA aids in the understanding of our business performance but it is not intended to be an alternative to GAAP measures.

We define Adjusted EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion, excluding store closure and exit costs, gains and losses from disposal of assets, public offering expenses and the loss on extinguishment of debt and certain other items we do not consider representative of our ongoing financial performance.

This non-GAAP measure is intended to provide additional information only and does not have any standard meaning prescribed by GAAP. Use of this term below may differ from similar measures reported by other companies. Because of its limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to use to reinvest in growth of our business, or as a measure of cash that will be available to meet our obligations. This non-GAAP measure has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA to net income for the fifty-three weeks ended January 3, 2016 and for the fifty-two weeks ended December 28, 2014.

	(in thousands)
	(unaudited)
	Weeks Ended Fifty-Three	Fifty-Two Weeks Ended
	January 3, 2016	December 28, 2014
Net income	$128,991	$107,692
Income tax provision	77,002	66,414

Net income before income taxes	205,993	174,106
Store closure and exit costs (a)	1,802	725
Loss on disposal of assets (b)	1,521	1,181
Secondary offering expenses including employment taxes on options exercises (c)	335	2,557
Loss on extinguishment of debt (d)	5,481	1,138
Adjusted income tax provision (e)	(80,418)	(68,551)

Adjusted net income	134,714	111,156
Interest expense, net	17,707	25,057
Adjusted income tax provision (e)	80,418	68,551

Adjusted earnings before interest and taxes (EBIT)	232,839	204,764
Depreciation, amortization and accretion	69,256	60,612

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$302,095	$265,376

(a)     Store closure and exit costs represents reserves established for closed stores and facilities, adjustments to those reserves for changes in expectations for sublease or actual subleases or settlements with landlords. Ongoing expenses related to the closed facilities are also included. We exclude store closure and exit costs from adjusted EBITDA to provide period-to-period comparability of our operating results because our management believes these costs do not directly reflect the ongoing performance of our store operations.

(b)     Loss on disposal of assets represents the losses recorded in connection with the disposal of property and equipment. We exclude losses on disposals of assets from adjusted EBITDA to provide period-to-period comparability of our operating results because our management believes these costs do not directly reflect the ongoing performance of our store operations.

(c)     Secondary offering expenses including employment taxes on options exercises represents expenses we incurred in our secondary public offerings and employment taxes paid by our company in connection with options exercised in those offerings. We have excluded these items from adjusted EBITDA to provide period-to-period comparability of our operating results because our management believes these costs do not directly reflect the performance of our store operations.

A-1

(d)     Loss on extinguishment of debt for the fifty-three weeks ended January 3, 2016 represents expenses we recorded in connection with our April 2015 refinancing including write-off of deferred financing costs and original issue discounts associated with our former credit agreement. For the fifty-two weeks ended December 28, 2014, loss on extinguishment of debt represents the write-off of deferred financing costs and original issue discounts related to unscheduled repayment of debt. We have excluded these items from our adjusted EBITDA to provide period-to-period comparability of our operating results because our management believes these costs do not directly reflect the performance of our store operations.

(e)     Adjusted income tax provision for all periods presented represents the income tax provision plus the tax effect of the adjustments described in notes (a) through (d) above based on statutory tax rates for the period. We have excluded these items from our adjusted income tax provision because our management believes they do not directly reflect the ongoing performance of our store operations and are not reflective of our ongoing income tax provision.

A-2

SPROUTS FARMERS MARKET
SPROUTS FARMERS MARKET, INC. 5455 East High Street, Suite 111 PHOENIX, AZ 85054
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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
For Withhold For All
All All Except
The Board of Directors recommends you vote FOR
the following:
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
01 Shon A. Boney 02 Amin N. Maredia
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2015 (“say-on-pay”).
3 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2017.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Yes No
Please indicate if you plan to attend this meeting
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000276134_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com
SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 3, 2016 8:00 AM Local Time
This proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated March 21, 2016, and hereby appoints Amin N. Maredia and Bradley S. Lukow and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Tuesday, May 3, 2016, at 8:00 AM local time, at The Sprouts Farmers Market Store Support Office located at 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 7, 2016 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL NO. 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.
Continued and to be signed on reverse side
0000276134_2 R1.0.1.25